Exhibit 99.1

STARTEK Reports First Quarter 2016 Results

GREENWOOD VILLAGE, CO - May 10, 2016 - StarTek, Inc. ("STARTEK") (NYSE:SRT), a provider of business process outsourcing services, has reported financial results for the first quarter ended March 31, 2016.

First Quarter 2016 Highlights (vs. year-ago quarter where applicable)

•	Total revenue increased 23% to $78.0 million

•	Revenue from newer verticals such as financial services and retail increased 32% to $21.3 million

•	Gross margin increased 110 basis points to 10.7%

•	Adjusted EBITDA (a non-GAAP measure defined below) increased 156% to $4.2 million

•	Net income was slightly positive compared to a net loss of $3.2 million or $(0.21) per share

•	Won $3.1 million of new business (annual contract value) by adding three new clients and expanding existing client engagements

Management Commentary
“The momentum we established to close out fiscal 2015 has carried into the first quarter of 2016, despite entering the seasonally lower first half of the year for our business,” said Chad Carlson, CEO of STARTEK. “Most notably, we reported our second consecutive quarter of profitability, led by a 23% year-over-year increase in revenue and the realization of several cost reduction initiatives and client contract optimizations. We added over $3 million in new business from both new and existing clients, which demonstrates the value of our enhanced customer engagement platform and strong client performance metrics. In the aggregate, our top five client volumes returned to growth during the quarter with a 5% increase over the prior year.

“For the remainder of 2016, we will continue to focus on winning new business to improve capacity utilization, and optimizing contracts and improving efficiency to expand margins. Most importantly, we plan to continue providing value for our clients and enabling them to connect better with their customers. Successful execution of these initiatives should enable STARTEK to deliver consistent, profitable growth.”

First Quarter 2016 Financial Results
Total revenue in the first quarter of 2016 increased 23% to $78.0 million from $63.7 million in the first quarter of 2015. This was largely attributable to the contribution from ACCENT, which was acquired on June 1, 2015, and continued ramp up of new clients, partially offset by volume reductions and lost programs.

Gross margin in the first quarter of 2016 increased 110 basis points to 10.7% compared to 9.6% in the year-ago quarter.

Selling, general and administrative (SG&A) expenses decreased to $7.8 million compared to $8.1 million in the year-ago quarter. As a percentage of revenue, SG&A decreased 270 basis points to 10.0% compared to 12.7% in the year-ago quarter. The significant decrease is attributable to cost reduction initiatives and continuing to realize improved efficiencies from last year's IT platform migration.

Adjusted EBITDA in the first quarter increased 156% to $4.2 million compared to $1.7 million in the year-ago quarter. The increase was due to the aforementioned new client wins, current client expansions, cost reduction initiatives and contribution from ACCENT.

The company reported slightly positive net income in the first quarter compared to a net loss of $3.2 million or $(0.21) per share in the year-ago quarter.

At March 31, 2016, the company’s cash position was $0.8 million compared to $2.6 million at December 31, 2015, with a balance outstanding of $26.9 million on its $50 million credit facility compared to $32.2 million outstanding at December 31, 2015, a 16% debt reduction.

Conference Call and Webcast Details
STARTEK will hold a conference call today at 4:30 p.m. Eastern time to discuss its first quarter 2016 results. Management will host the conference call, followed by a question and answer period.

Date: Tuesday, May 10, 2016
Time: 4:30 p.m. Eastern time (2:30 p.m. Mountain time)
Toll-free dial-in number: 1-800-734-0036
International dial-in number: 1-210-591-1064
Conference ID: 95577452

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at 1-949-574-3860.

The conference call will be broadcast live and available for replay via the investor relations section of the STARTEK website. A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through May 17, 2016.

Toll-free replay number: 1-855-859-2056
International replay number: 1-404-537-3406
Replay ID: 95577452

About STARTEK
STARTEK strives to be the most trusted BPO service provider delivering comprehensive contact center and customer engagement solutions. Our employees, whom we call Brand Warriors, are enabled and empowered to promote and protect our client’s brand. For over 25 years, these Brand Warriors have been committed to making a positive impact for our clients’ business results, enhancing the customer experience while reducing costs for our clients. With the latest technology in the BPO industry and our STARTEK Advantage System, our Brand Warriors instill customer loyalty through a variety of multi-channel customer interactions, including voice, chat, email and IVR. Our service offerings include sales support, order processing, customer care and receivables management and customer analytics. For more information, please visit www.STARTEK.com.

Forward-Looking Statements
The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. As described below, such statements are subject to a number of risks and uncertainties that could cause STARTEK's actual results to differ materially from those expressed or implied by any such forward-looking statements. These factors include, but are not limited to, risks relating to our reliance on a limited number of significant customers, lack of minimum purchase requirements in our contracts, the concentration of our business in the communications industry, lack of wide geographic diversity, maximization of capacity utilization, foreign currency exchange risk, risks inherent in the operation of business outside of the United States, ability to hire and retain qualified employees, increases in labor costs, management turnover and retention of key personnel, trends affecting companies’ decisions to outsource non-core services, reliance on technology and computer systems, including investment in and development of new and enhanced technology, increases in the cost of telephone and data services, unauthorized disclosure of confidential client or client customer information or personally identifiable information, compliance with regulations governing protected health information, our ability to acquire and integrate complementary businesses, compliance with our debt covenants, ability of our largest stockholder to affect decisions and stock price volatility. In addition, factors related to our acquisition of ACCENT that may cause actual results to differ include our ability to integrate the organizations to recognize expected financial benefits and synergies and our ability to retain employees and customers of the acquired business. Readers are encouraged to review Item 1A. - Risk Factors and all other disclosures appearing in the Company's Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission, for further information on risks and uncertainties that could affect STARTEK's business, financial condition and results of operation.

Investor Relations
Liolios
Cody Slach or Sean Mansouri
949-574-3860
investor@startek.com

STARTEK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Revenue	$78,035	$63,653
Cost of services	69,647	57,536
Gross profit	8,388	6,117
Selling, general and administrative expenses	7,781	8,061
Restructuring charges	12	806
Operating income (loss)	595	(2,750)
Interest and other income (expense), net	(439)	(238)
Income (loss) before income taxes	156	(2,988)
Income tax expense	125	187
Net income (loss)	$31	$(3,175)

Net income (loss) per common share - basic	—	(0.21)
Weighted average shares outstanding - basic	15,699	15,417

Net income (loss) per common share - diluted	—	(0.21)
Weighted average shares outstanding - diluted	15,956	15,417

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$830	$2,626
Trade accounts receivable, net	53,879	57,940
Other current assets	3,898	3,452
Total current assets	58,607	64,018
Property, plant and equipment, net	27,751	30,364
Other assets	19,474	20,422
Total assets	$105,832	$114,804
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$53,399	$62,434
Other liabilities	9,669	10,445
Total liabilities	63,068	72,879
Total stockholders’ equity	42,764	41,925
Total liabilities and stockholders' equity	$105,832	$114,804

STARTEK, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Operating Activities
Net income (loss)	$31	$(3,175)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	3,230	3,036
Share-based compensation expense	489	496
Amortization of deferred gain on sale leaseback transaction	—	(57)
Changes in operating assets & liabilities and other, net	1,114	222
Net cash provided by operating activities	4,864	522
Investing Activities
Purchases of property, plant and equipment	(411)	(3,509)
Cash paid for acquisition of businesses	(217)	(234)
Net cash used in investing activities	(628)	(3,743)
Financing Activities
Other financing, net	(6,020)	4,407
Net cash (used in) provided by financing activities	(6,020)	4,407
Effect of exchange rate changes on cash	(12)	(27)
Net (decrease) increase in cash and cash equivalents	(1,796)	1,159
Cash and cash equivalents at beginning of period	$2,626	$5,306
Cash and cash equivalents at end of period	$830	$6,465

STARTEK, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(In thousands)
(Unaudited)

This press release contains references to the non-GAAP financial measure of Adjusted EBITDA. Reconciliation of this non-GAAP measure to its comparable GAAP measure is included below. This non-GAAP information should not be construed as an alternative to the reported results determined in accordance with GAAP. It is provided solely to assist in an investor’s understanding of these items on the comparability of the Company’s operations.

The Company defines non-GAAP Adjusted EBITDA as net income (loss) plus income tax expense (benefit), interest expense (income), impairment losses and restructuring charges, depreciation and amortization expense, (gains) losses on disposal of assets and share-based compensation expense. Management uses Adjusted EBITDA as a performance measure to analyze the performance of our business. Management believes that excluding these non-cash and other non-recurring items helps investors and analysts assess the strength and performance of our ongoing operations.

Management believes that measures that exclude impairment losses and restructuring charges or other non-recurring items permit a more meaningful comparison and understanding of our operating performance for the current, past or future periods.

Adjusted EBITDA:

	Three Months Ended March 31,
	2016	2015
Net income (loss)	$31	$(3,175)
Income tax expense	125	187
Interest expense	359	307
Restructuring charges	12	806
Depreciation and amortization expense	3,230	3,036
Share-based compensation expense	489	496
Adjusted EBITDA	$4,246	$1,657